Exhibit 3.1

U.S. XPRESS ENTERPRISES, INC.

CERTIFICATE OF AMENDMENT

Article III of the Corporation’s Third Amended and Restated Articles of Incorporation is hereby amended by adding the following new Section 3.2(i) thereto:

“(i) Proposed Transactions. Notwithstanding anything to the contrary in Section 3.2(e) or elsewhere in these Third Amended and Restated Articles of Incorporation or otherwise, to the extent that (x) the Agreement and Plan of Merger, by and among the Corporation, Knight-Swift Transportation Holdings Inc. and Liberty Merger Sub Inc., dated as of March 20, 2023 (the “Merger Agreement”) or the Rollover Agreement, by and among Knight-Swift Transportation Holdings Inc., Liberty Holdings Topco LLC and the other parties thereto, dated as of March 20, 2023 (the “Rollover Agreement”) entered into in connection with the Merger Agreement, or (y) any of the transactions contemplated by the Merger Agreement or the Rollover Agreement (collectively, the “Contemplated Transactions”) or (z) the consideration to be paid to the holders of Class A Common Stock or Class B Common Stock pursuant to the Merger Agreement or the Rollover Agreement (collectively, the “Contemplated Consideration”), are inconsistent with Section 3.2(e) or any provisions thereof, Section 3.2(e) or such provisions thereof, as applicable, shall not apply to the Merger Agreement, the Rollover Agreement, the Contemplated Transactions or the Contemplated Consideration.”

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